Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (ACCOUNTS AND INVENTORY)

OBLIGOR# 1480177482	NOTE # 75	AGREEMENT DATE March 8, 2006

CREDIT LIMIT $5,000,000	INTEREST RATE Base Rate	OFFICER NO./INITIALS

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into on March 8, 2006, between COMERICA BANK, a Michigan banking corporation, successor by merger to Comerica Bank-California (“Bank”) as secured party, whose Western Division headquarters office is 333 West Santa Clara Street, San Jose, California and the undersigned (“Borrower”), whose sole place of business (if it has only one), chief executive office (if it has more than one place of business) or residence (if an individual) is located at the address set forth below its name on the signature page to this Agreement.

WHEREAS, Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated August 31, 2000 (as modified, amended, supplemented or revised from time to time, the “Prior Agreement”) pursuant to which Bank has made certain credit facilities available to Borrower. Borrower and Bank desire to amend and restate the Prior Agreement in its entirety in accordance herewith.

NOW THEREFOR, in consideration of the mutual covenants and conditions hereof, the parties to this Agreement hereby agree the Prior Agreement is hereby amended and restated in full as follows:

1. DEFINITIONS.

1.1 “Accounts” shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables and the licensing of software and other technology) owing to Borrower, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.

1.2 “Agreement” shall mean and includes this Second Amended and Restated Loan and Security Agreement (Accounts and Inventory), any concurrent or subsequent rider to this Second Amended and Restated Loan and Security Agreement (Accounts and Inventory) and any extensions, supplements, amendments or modifications to this Second Amended and Restated Loan and Security Agreement (Accounts and Inventory) and/or to any such rider.

1.3 “Bank Expenses” shall mean and includes: all reasonable costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank’s transactions with Borrower; costs and expenses incurred by Bank in collecting the Accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys’ fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank’s in-house legal charges at reasonable rates.

1.4 “Base Rate” shall mean that variable rate of interest so announced by Bank at its headquarters office in Detroit, Michigan as its “Base Rate” from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

1.5 “Borrower’s Books” shall mean and includes all of Borrower’s books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Borrower’s assets (including, without limitation, the Accounts), liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

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1.6 “Collateral” shall mean the property described in Exhibit “A” attached hereto.

1.7 “Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

1.8 “Credit” shall mean all Indebtedness, except that Indebtedness arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

1.9 “Credit Limit” shall mean Five Million Dollars ($5,000,000).

1.10 “Current Liabilities” shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP.

1.11 “Daily Balance” shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

1.12 “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.

1.13 “Exchange Contract” has the meaning set forth in Section 2.4.

1.14 “Exchange Contract Obligations” shall mean the gross amount of all outstanding Exchange Contracts.

1.15 “Event of Default” shall mean one or more of those events described in Section 7 contained herein below.

1.16 “GAAP” shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

1.17 “General Intangibles” shall mean and includes all of Borrower’s present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Borrowers Books.

1.18 “Indebtedness” shall mean and includes any and all loans, advances, Letter of Credit Obligations, Exchange Contract Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s loan account pursuant to any agreement authorizing Bank to charge Borrower’s loan account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other Instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

1.19 “Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against Borrower, or any guarantor of Borrower’s Indebtedness, or any of Borrower’s account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

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1.20 “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

a. Copyrights, Trademarks and Patents;

b. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

d. Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

e. All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

f. All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

g. All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

1.21 “Inventory” shall mean and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods), together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

1.22 “Judicial Officer or Assignee” shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

1.23 “Letter of Credit Obligations” shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Bank upon the application of and/or for the account of Borrower, plus any unpaid reimbursement obligations owing by Borrower to Bank in respect of any such letter(s) of credit.

1.24 “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

1.25 “Liquidity Ratio” shall mean, as of the date of determination thereof, a ratio: (a) the numerator of which is the sum of all unrestricted cash and cash equivalents deposited in accounts maintained at the Bank as of the date of such determination, and (b) the denominator of which is the Credit Limit.

1.26 “Negotiable Collateral” shall mean and include all of Borrower’s present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.

1.27 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

1.28 “Permitted Indebtedness” means:

a. Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

LOAN AND SECURITY AGREEMENT
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b. Indebtedness existing on the date of closing and disclosed in the Schedule;

c. Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness; and

d. Subordinated Debt;

1.29 “Permitted Investment” means:

a. Investments existing on the date of closing disclosed in the Schedule; and

b. Investments made in accordance with Borrower’s Investment Policy Guidelines, attached hereto as Exhibit “D”. Changes to the attached Investment Policy Guidelines are subject to the Bank’s prior written consent, which consent shall not be unreasonably withheld.

1.30 “Permitted Liens” means the following:

a. Any Liens existing on the date of closing and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

b. Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

c. Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

d. Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

1.31 “Person” or “person” shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

1.32 “Quick Assets” shall mean, as of any applicable date of determination, unrestricted cash and cash equivalents, certificates of deposit or marketable securities with maturities not to exceed one year and net accounts receivable arising from the sale of goods and services, and United States government securities and/or claims against the United States government of Borrower and its subsidiaries.

1.33 “Quick Ratio” shall mean, as of an applicable date of determination, Quick Assets divided by Current Liabilities, less deferred revenue.

1.34 “Subordinated Debt” shall mean indebtedness of Borrower to third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

1.35 “Subordination Agreement” shall mean a subordination agreement in form satisfactory to Bank making all present and future indebtedness of Borrower to any Person who has entered into a Subordination Agreement in favor of Bank from time to time subordinate to the Indebtedness.

1.36 “Tangible Effective Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

LOAN AND SECURITY AGREEMENT
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1.37 “Tangible Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, the excess of:

a. the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over

b. all Debt of such Person at such time.

1.38 “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the “Uniform Commercial Code”) as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2. LOAN AND TERMS OF PAYMENT.

For value received, Borrower promises to pay to the order of Bank such amount, as provided for below, together with interest, as provided for below.

2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Credit Limit; provided, however, that the Daily Balance shall not exceed the Credit Limit, minus all Letter of Credit Obligations and all Exchange Contract Obligations. If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.1 and Section 2.3 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a fluctuating rate of interest equal to the Base Rate.

All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. The Base Rate as of the date of this Agreement is seven and one half percent (7.50%) per annum. In the event that the Base Rate announced is, from time to time hereafter, changed, adjustment in the Base Rate shall be made and based on the Base Rate in effect on the date of such change. The Base Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again.

All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement. A late payment charge equal to five percent (5%) of each late payment may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Event of Default under this Agreement. Upon the occurrence of an Event of Default hereunder, and without constituting a waiver of any such Event of Default, then during the continuation thereof, at Bank’s option, the Credit shall bear interest, on the Daily Balance owing, at a rate equal to three percent (3%) per year in excess of the rate applicable immediately prior to the occurrence of the Event of Default, and such rate of interest shall fluctuate thereafter from time to time at the same time and in the same amount as any fluctuation in the rate of interest applicable immediately prior to any such occurrence.

2.3 Subject to the terms and conditions of this Agreement, upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower during the term of this Agreement in the aggregate outstanding face amount not to exceed (i) the Credit Limit, minus (ii) the then outstanding Daily Balance. All letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Letter of Credit Application and Agreement.

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The obligation of Borrower to immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable in accordance with the terms of this Agreement and the Letter of Credit Application and Agreement with respect to each such letter of credit. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney’s fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any letters of credit.

2.4 Subject to the terms of this Agreement, Borrower may utilize up to Three Million and 00/100 Dollars ($3,000,000.00) of the Credit for foreign exchange contracts with Bank (the “Exchange Contracts”). Borrower shall execute all standard form applications and agreements of Bank in connection with the Exchange Contracts pursuant to which Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts. No Exchange Contracts shall be purchased or sold unless, on the date of the proposed sale or purchase, the advances available to Borrower under the Credit are equal to ten percent (10%) of the face amount of such Exchange Contracts. Except in Bank’s discretion, the aggregate amount of Exchange Contract Obligations shall not at any time exceed Thirty Million and 00/100 Dollars ($30,000,000.00).

a. Bank may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs; or (b) that there is no sufficient availability under the Credit and Borrower does not have available funds in its bank account to satisfy the Exchange Contract. If Bank terminates the Exchange Conti and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

2.5 In addition to any other amounts due or to become due under this Agreement, Borrower shall pay to Bank the following fees:

a. In connection with the financial accommodations provided to Borrower under this Agreement, on the date hereof, a commitment fee in an amount equal to Eight Thousand Five Hundred Dollars ($8,500), which shall be fully earned and non-refundable on the date of payment thereof.

b. In connection with the financial accommodations provided to Borrower under this Agreement, an annual fee in the amount of Eight Thousand Five Hundred Dollars ($8,500), which shall be due and payable in arrears on the first anniversary date of the date of this Agreement, and which shall be fully earned and non-refundable on the date of payment thereof. In the event that this Agreement is terminated prior to any such payment date, Borrower shall pay to Bank the ratable portion of the annual fee accrued since the last payment date through any such termination date.

c. In addition to all Bank’s customary charges, commissions, fees and costs payable to Bank in connection with the letters of credit in accordance with Letter of Credit Application and Agreement, Borrower shall pay Bank a fee equal to one and one half percentage points (1.50%) per annum (as adjusted from time to time by Bank and separately agreed upon between Borrower and Bank), computed on the basis of a three hundred sixty (360) day year for actual days elapsed, of the aggregate amount of all Letter of Credit Obligations outstanding hereunder.

3. TERM.

3.1 This Agreement shall remain in full force and effect until March 7, 2008, unless earlier terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice.

3.2 Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Indebtedness shall become immediately due and payable without notice or demand; provided, however, that no such notice of termination by Borrower shall be effective until the payment in full in cash of all Indebtedness to Bank (including without limitation the expiration or cash collateralization of all Letter of Credit Obligations and Exchange Contract Obligations in accordance with the terms and conditions of this Agreement). Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing, and Bank shall have no obligation to make any loans or issue any letters of credit on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of loan available hereunder may be terminated singly.

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3.3 All undertakings, agreements, covenants, warranties, and representations of Borrower contained in this Agreement or any other document, instrument or agreement entered into with or in favor of Bank in connection herewith shall survive any such termination, and Bank shall retain its security interest in and to all existing Collateral and Collateral arising thereafter, any and all liens thereon, and all of its rights and remedies under this Agreement or any other document, instrument or agreement entered into with or in favor of Bank in connection herewith notwithstanding such termination until the payment in full in cash of all Indebtedness to Bank (including, without limitation, the expiration or cash collateralization of all Letter of Credit Obligations and Exchange Contract Obligations in accordance with the terms and conditions of this Agreement and the payment in full of all applicable termination charges, if any). Notwithstanding the satisfaction in full of the Indebtedness, Bank shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Bank may incur as a result of dishonored checks or other items of payment received by Bank and applied to the Indebtedness, Bank shall, at its option, (a) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Indebtedness, indemnifying Bank from any such loss or damage, or (b) have retained such monetary reserves and liens on the Collateral for such period of time as Bank, in its reasonable discretion, may deem necessary to protect Bank from any such loss or damage.

3.4 After termination and when Bank has received either (i) payment in full of Borrower’s Indebtedness to Bank or (ii) a deposit of unencumbered cash (in form and subject to documentation reasonably acceptable to Bank) in an amount equal to such Indebtedness as security for such Indebtedness and is readily available for payment of such Indebtedness, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank.

4. CREATION OF SECURITY INTEREST.

4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank’s security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Bank, shall (a) endorse or assign such Negotiable Collateral to Bank, (b) deliver actual physical possession of such Negotiable Collateral to Bank, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance satisfactory to Bank (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Bank), indicating that the Negotiable Collateral is subject to the security interest granted to Bank hereunder.

4.2 Bank’s security interest in the Accounts shall attach to all Accounts without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all Accounts created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all Accounts to Bank all in a form acceptable to Bank; provided, however, Borrower’s failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank’s security interest and other rights in and to the Accounts. Together with each schedule, Borrower shall furnish Bank with copies of Borrower’s customers’ invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. Upon the occurrence of an Event of Default, Bank or Bank’s designee may notify customers or account debtors of Bank’s security interest in the Collateral and direct such customers or account debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Accounts for Bank, receive in trust all payments thereon as Bank’s trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of Inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.

4.3 Bank’s security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Borrower will at Borrower’s expense pledge, assemble and deliver such Inventory to Bank or to a third party as Bank’s bailee; or hold the same in trust for Bank’s account or store the same in a warehouse in Bank’s name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank’s security interest in some other manner acceptable to Bank. Until a default by Borrower under this Agreement or any other Agreement between Borrower and Bank, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower’s business. A sale of Inventory in Borrower’s ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower.

LOAN AND SECURITY AGREEMENT
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4.4 Concurrently with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights, and (c) in the event that any Collateral is in the possession of a third party, Borrower shall join with Bank in notifying such third party of Bank’s security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Bank. By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank’s security interest in the Collateral. Upon the occurrence of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral, and to take such actions in its own name or in Borrower’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by possession or control.

4.5 Bank (through any of its officers, employees or agents) shall have the right at any time or times after the occurrence of an Event of Default, provided that reasonable notice is provided, during Borrower’s usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower’s Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower’s financial condition.

4.6 Effective only upon the occurrence of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower’s attorney-in-fact, with power: to endorse Borrower’s name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower’s mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgement or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Accounts in which Bank has a security interest remain unpaid and until the Indebtedness has been fully satisfied.

4.7 In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Indebtedness and shall be payable on demand.

4.8 Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.

4.9 Pursuant to the Negative Pledge Agreement dated as of March 28, 2003, Borrower, for itself and its Subsidiaries, agrees that it will not and that it will not permit its Subsidiaries to pledge or otherwise grant a security interest in the Intellectual Property to any Person, other than the Bank, or enter into or be subject to any agreement with any other Person pursuant to which Borrower agrees for the benefit of such other Person that Borrower will not pledge or grant a security interest in the Intellectual Property, all without the Bank’s prior written consent.

5. CONDITIONS PRECEDENT.

5.1 Conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

a. This Agreement and other documents, instruments and agreements required by Bank;

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b. Certified copies of all actions taken by Borrower, any grantor of a security interest to Bank to secure the Indebtedness, and any guarantor of the Indebtedness, authorizing the execution, delivery and performance of this Agreement and any other documents, instruments or agreements entered into in connection herewith, and authorizing specific officers to execute and deliver any such documents, instruments and agreements;

c. A certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation or formation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;

d. UCC searches and financing statements, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

e. Evidence that Borrower has obtained insurance and acceptable endorsements;

f. Such collateral access agreements from each lessor, warehouseman, bailee, and other Person as Bank may require, duly executed by each such Person; and

g. Warranties and representations of officers.

6. WARRANTIES. REPRESENTATIONS AND COVENANTS.

6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank.

6.2 If any warranty is breached as to any Account, or any Account is not paid in full by an account debtor within ninety (90) days from the date of invoice, or an account debtor disputes liability or makes any claim with respect thereto, or a petition in bankruptcy or other application for relief under the Bankruptcy Code or any other insolvency law is filed by or against an account debtor, or an account debtor makes an assignment for the benefit of creditors, becomes insolvent, fails or goes out of business, then Bank may deem ineligible any and all Accounts owing by that account debtor. Bank shall retain its security interest in all Accounts, whether eligible or ineligible, until all Indebtedness has been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000). Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank’s name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank’s consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower’s loan account with only the net amounts received by Bank in payment of the Accounts, after deducting all Bank Expenses in connection therewith.

6.3 Borrower warrants, represents, covenants and agrees that:

a. Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all Liens, except for Permitted Liens;

b. All Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of all Liens, except for Permitted Liens and are unconditionally owed to Borrower without defenses, disputes, offsets counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an Account due from such account debtor is assigned to Bank; and

c. At the time each Account is assigned to Bank, all property giving rise to such Account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Borrower shall deliver to Bank, as Bank may from time to time require, delivery receipts, customer’s purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements. Absent such a request by Bank, copies of all such documentation shall be held by Borrower as custodian for Bank.

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6.4 Borrower is the sole owner of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

6.5 Borrower shall keep the Inventory only at the following locations: 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014 and the owner or mortgagees of the respective locations are:                                         .

a. Borrower, immediately upon demand by Bank therefor, shall now and from time to time hereafter, at such intervals as are reasonably requested by Bank, deliver to Bank, designations of Inventory specifying Borrower’s cost of Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;

b. All of the Inventory is and shall remain free from all purchase money or other security interests, or Liens, except for Permitted Liens;

c. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank’s officers, agents and employees for inspection and copying;

d. All Inventory, now and hereafter at all times, shall be new Inventory of good and merchantable quality free from material defects;

e. Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman or other third party without Bank’s prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, warehouse receipts in Bank’s name evidencing the storage of Inventory and/or an acknowledgment by such bailee of Bank’s prior rights in the Inventory, in each case in form and substance acceptable to Bank, in any event, Borrower shall instruct any third party to hold all such Inventory for Bank’s account subject to Bank’s security interests and its instructions; and

f. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower’s usual business hours, after reasonable notice, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition and Borrower agrees to reimburse Bank for Bank’s reasonable costs and expenses in so doing.

6.6 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank’s prior written consent:

a. Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral or the Intellectual Property to any person, association, firm, corporation, entity or governmental agency or instrumentality;

b. Permit any levy, attachment or restraint to be made affecting any of Borrower’s assets;

c. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower’s assets;

d. Other than sales of Inventory in the ordinary course of Borrower’s business, to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower’s assets;

e. Change its name, the location of its sole place of business, chief executive office or residence, business structure, corporate identity or structure, form of organization or the state in which it has been formed or organized; add any new fictitious names, liquidate, merge or consolidate with or into any other business organization;

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f. Move or relocate any Collateral;

g. Acquire any other business organization unless such acquisition is permitted under Clause r. of this Section 6;

h. Enter into any transaction not in the usual course of Borrower’s business;

i. Make any change in Borrower’s financial structure or in any of its business objectives, purposes or operations which would materially adversely affect the ability of Borrower to repay Borrower’s Indebtedness;

j. Incur any debts outside the ordinary course of Borrower’s business, except Permitted Indebtedness;

k. Make loans, advances or extensions of credit to any Person, except Permitted Indebtedness;

l. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection and Permitted Indebtedness;

m. Make any payment on account of any Subordinated Debt except for regularly scheduled payments of interest and principal in accordance with the provisions of any Subordination Agreement executed by Bank and the subordinated debt holder, or amend any provision contained in any documentation relating to any such Subordinated Debt without Bank’s prior written consent;

n. (a) Sell, lease, transfer or otherwise dispose of properties and assets (whether in one transaction or in a series of transactions) except as to the sale of Inventory in the ordinary course of business; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, except as permitted under Clause r. of this Section 6, or (c) enter into any sale-leaseback transaction;

o. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any securities or other interest whatsoever in, any other Person, except for Permitted Investments;

p. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;

q. Use any loan or other extension of credit under this Agreement or any other document, instrument or agreement entered into by Borrower with or in favor of Bank in connection with this Agreement for any purpose other than to refinance existing revolving debt, to provide working capital for its operations and for other general business purposes. In no event shall the funds from any such loan or other extension of credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower hereby represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities; and

r. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (collectively, “Merger and Acquisition Activities”). Notwithstanding the foregoing, Borrower may engage in Merger and Acquisition Activities in which (i) such Merger and Acquisition Activities are generally in Borrower’s industry, (ii) Borrower is the surviving entity as a result of such transaction and there is no substantial change in Borrower’s executive management and the (iii) the consideration consists of its common stock or cash, and further provided that Borrower may not engage in any Merger and Acquisition Activities if an Event of Default has occurred and is continuing at the time of such proposed transaction or if an Event of Default would exist after giving effect to such transaction.

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6.7 Borrower represents, warrants, covenants and agrees that:

a. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not done business under any name other than that set forth on the signature page to this Agreement;

b. If Borrower is an individual, the location (as determined pursuant to the Uniform Commercial Code) of Borrower’s principal residence is that set forth following Borrower’s name on the signature page to this Agreement;

c. If Borrower is a registered organization that is organized under the laws of any one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, Borrower’s form of organization and the state in which it has been organized are those set forth immediately following Borrower’s name on the signature page to this Agreement;

d. If Borrower is a registered organization organized under the laws of the United States, and Borrower is located in the state that United States law designates as its location or, if United States law authorizes Borrower to designate the state for its location, the state designated by Borrower, or if neither of the foregoing are applicable, at the District of Columbia (in each case as determined in accordance with the Uniform Commercial Code), Borrower’s form of organization and the state or district in which it is located are those set forth immediately following Borrower’s name on the signature page to this Agreement;

e. If Borrower is a domestic organization that is not a registered organization under the laws of the United States or any state thereof (e.g. general partnership, joint venture, trust, estate or association), and Borrower is located (as determined pursuant to the Uniform Commercial Code) at its sole place of business or, if it has more than one place of business, at its chief executive office, Borrower’s form of organization and the address of that location are those set forth on the signature page to this Agreement; and

f. If Borrower is a foreign individual or foreign organization or a branch or agency of a bank that is not organized under the laws of the United States or a state thereof, Borrower is located (as determined pursuant to the Uniform Commercial Code) at the address set forth following Borrower’s name on the signature page to this Agreement.

6.8 If Borrower is a corporation, Borrower represents, warrants and covenants as follows:

a. Borrower will not make any distribution or declare or pay any dividend (other than dividends payable in stock) to any shareholder, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any of its capital stock; provided, however, Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase;

b. Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California or any other state in which it conducts its business;

c. Borrower has the right and power and is duly authorized to enter into this Agreement; and

d. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower’s articles of incorporation or by-laws.

6.9 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

6.10 Borrower shall promptly notify Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property of the type included in the Collateral, with the exception of purchases of Inventory in the ordinary course of business.

6.11 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or

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deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion and without notice to Borrower, (i) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower’s loan account as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Bank shall constitute a Bank Expense and an additional advance to Borrower.

6.12 There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.

6.13 Insurance.

a. Borrower, at its expense, shall keep and maintain its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank evidence of the payments of such policies of insurance and evidence of insurance on an ACORD 27 (in the case of property insurance) or ACORD 25 (in the case of liability insurance) form of certificate, each in effect for a period of not less than one year following the date of this Agreement. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties satisfactory to Bank, and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Indebtedness owing to Bank. To secure the payment of the Indebtedness, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

b. Upon the occurrence of an Event of Default,

c. Borrower hereby irrevocably appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank’s prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Indebtedness or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys’ fees incurred by Bank, whether in-house or outside counsel is used, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.

6.14 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

6.15 Financial Reporting.

a. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower’s accounting records without notifying Bank in writing and without said accounting firm and/or

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service bureau agreeing to provide information regarding the Accounts and Inventory and Borrower’s financial condition to Bank; permit Bank and any of its employees, officers or agents, upon demand, during Borrower’s usual business hours, or the usual business hour of third persons having control thereof, to have access to and examine all of Borrower’s Books relating to the Collateral, Borrower’s Indebtedness to Bank, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

b. Borrower shall deliver to Bank within fifty (50) days after the end of each of the first three fiscal quarters of Borrower, a company prepared balance sheet and profit and loss statement covering Borrower’s operations and deliver to Bank within ninety five (95) days after the end of each of Borrower’s fiscal years an unqualified audited statement of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a covenant compliance certificate (delivered to Bank along with the quarterly and annual financial statements) signed by an authorized officer of Borrower and such officers certification to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement

c. In addition to the financial statements requested above, Borrower agrees to provide or cause to be provided to the Bank:

(1)	intellectual property reports within ninety five (95) days after the end of each fiscal year of Borrower;

(2)	such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and

(3)	if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which copies may be provided by delivery of electronic links to public filings to Bank, within five (5) days of filing (or 95 days of calendar quarter end for the form 10-K or 50 days of calendar quarter end for the form 10-Q).

6.16 Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis:

a.	a Quick Ratio of not less than 2.00 to 1.00, which shall be monitored on a quarterly basis; and

b.	a Liquidity Ratio of at least 1.00 to 1.00 at all times.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower’s assets for all purposes hereunder.

6.17 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower’s financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.

6.18 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

6.19 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.

6.20 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any

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investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

6.21 Borrower shall keep all of its principal bank accounts with Bank and, upon the occurrence of an Event of Default, shall notify Bank immediately in writing of the existence of any other bank account, deposit account, or any other account into which money can be deposited.

6.22 Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

6.23 Borrower is now and shall at all times hereafter remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

a. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement, contained in this Agreement (other than as described in clause (c) below), or any other present or future document, instrument or agreement between Borrower and Bank and in the case of such noncompliance under Sections 6.8, 6.10, 6.13, 6.15 and 6.16 of this Agreement, the continuation of such noncompliance for a period of 10 days (the “Cure Period”) after the earlier of Borrower’s knowledge thereof or Borrower’s receipt of notice from Bank thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no extensions of Credit will be made during such cure period;

b. If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

c. If Borrower fails to pay when due and payable or declared due and payable, all or any portion of Borrower’s Indebtedness (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise);

d. If there is a material impairment of the prospect of repayment of all or any portion of Borrower’s Indebtedness or a material impairment of the value or priority of Bank’s security interest in the Collateral;

e. If all or any material portion of Borrower’s assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within ten (10) days thereafter, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no extensions of Credit will be made during such cure period);

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

f. If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within thirty (30) days thereafter (provided that no extensions of Credit will be made prior to the dismissal of such Insolvency Proceeding);

g. If any proceeding is filed or commenced by or against Borrower for its dissolution or liquidation;

h. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

i. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of Borrower’s assets and the same is not paid on the payment date thereof;

j. If a judgment or other claim (individually or in the aggregate in excess of $250,000) becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter (provided that no extensions of Credit will be made prior to the satisfaction or stay of such judgment);

k. If Borrower’s records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s Collateral, Borrower’s financial condition or the results of Borrower’s operations;

l. If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness in excess of $250,000 to others, whether under any indenture, agreement or otherwise;

m. If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower’s Indebtedness to Bank except as otherwise permitted under the terms of this Agreement;

n. If any misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

o. If any party subordinating its claims to that of Bank’s or any guarantor of Borrower’s Indebtedness dies, terminates its subordination or guaranty, violates the terms of the subordination or guaranty, becomes insolvent, or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;

p. If Borrower is an individual and Borrower dies;

q. If there is a change of ownership or control of fifty one percent (51%) or more of the issued and outstanding stock of Borrower; or

r. If any reportable event, which Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7, the aggregate amount of Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower’s Tangible Effective Net Worth.

Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7.e, 7.f or 7.j of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.

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(ACCOUNTS AND INVENTORY)

8. BANK’S RIGHTS AND REMEDIES.

8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

a. Declare Borrower’s Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;

b. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

c. Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

d. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

e. Without limiting Bank’s rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreement shall inure to Bank’s benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

f. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;

g. Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Bank disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;

h. Bank shall give notice of the disposition of the Collateral as follows:

(1) Bank shall give Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower’s address appearing in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Bank or as otherwise determined in accordance with Section 9611 of the Uniform Commercial Code; and

(3) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and

(4) Bank may credit bid and purchase at any public sale.

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(ACCOUNTS AND INVENTORY)

i. Borrower shall pay all Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

j. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank’s discretion, to any party who Bank believes, in good faith, is entitled to the excess;

k. Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the Uniform Commercial Code or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9102 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Indebtedness;

l. The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law. Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Borrower agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and

m. The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under Section 9615(f) of the Uniform Commercial Code: (i) The Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (ii) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (iii) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney’s fees, whether in-house or outside counsel is used, and marketing costs; (iv) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9615(f) of the Uniform Commercial Code.

8.2 In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Bank’s commitment or obligation to make loans or advances or otherwise extend credit to or in favor of Borrower hereunder, in the event that and to the extent that there are any Letter of Credit Obligations and Exchange Contract Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than such Letter of Credit Obligations and Exchange Contract Obligations, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligations and Exchange Contract Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in its sole discretion.

8.3 Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

9. TAXES AND EXPENSES REGARDING BORROWER’S PROPERTY. If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower’s loan account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional Indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future, or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

10. WAIVERS.

10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower’s Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s Indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.3 Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrower.

10.4 Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

10.5 Co-Borrowers. Each Borrower agrees as follows:

a. Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of the other Borrower. The Agreement and each other document, instrument and agreement entered into by any one or more of the Borrowers in connection therewith (collectively, hereinafter, the “Loan Documents”) are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of the Agreement and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (d) accept partial payments on the Indebtedness; (e) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (h) settle, release on terms satisfactory to Bank or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

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b. Upon the occurrence and during the continuance of any Event of Default, Bank may enforce the Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce the Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

c. Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Bank and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of the Agreement or the other Loan Documents.

d. Bank’s rights under the Loan Documents shall be reinstated and revived, and the enforceability of the Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of the Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

e. To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Indebtedness, (b) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (d) any failure of the Bank to marshal assets in favor of Bank or any Borrower or any other person, (e) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Bank to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Bank of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Bank for any reason, or (o) any action taken by Bank that is authorized by the Agreement or any other provision of any Loan Document. Until such time as all of the Indebtedness have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower with respect to the Indebtedness; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of the Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

f. In the event that all or any part of the Indebtedness at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of the Agreement and the other Loan Documents, or the validity or enforceability of any liens of Bank, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

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(ACCOUNTS AND INVENTORY)

g. Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property. This means, among other things:

(1) Bank may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.

(2) If Bank forecloses on any real property pledged as Collateral by any Borrower:

(a)	the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(b)	Bank may collect from any Borrower even if Bank, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

h. To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of the Agreement and the other Loan Documents or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE.

10.6 THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

10.7 Judicial Reference Provision.

This Reference Provision will be applicable so long as, under applicable law and precedent, a pre-dispute Jury Trial Waiver provision similar to that contained in Section 10.6 of this Agreement is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

a. Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to the Agreement, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

b. The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

c. The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

d. The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

e. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

f. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

g. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THE AGREEMENT.

10.8 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.

11. ONE CONTINUING LOAN TRANSACTION. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank’s security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in Borrower’s principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other Indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place.

12. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

13. AUTHORIZATION TO DISBURSE. Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank’s honor of, or failure to honor, any such instructions.

14. PAYMENTS. Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

15. DESTRUCTION OF BORROWER’S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.

16. CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in the Northern District of California or the County of Santa Clara.

17. GENERAL PROVISIONS.

17.1 This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its Western Division headquarters office.

17.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.

17.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

17.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

17.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

17.6 This Agreement cannot be changed or terminated orally. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations, warranties and negotiations, if any, related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing.

17.7 The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

17.8 In addition, if this Agreement is secured by a deed of trust or mortgage covering real property, then the trustor or mortgagor shall not mortgage or pledge the mortgaged premises as security for any other indebtedness or obligations. This Agreement, together with all other indebtedness secured by said deed of trust or mortgage, shall become due and payable immediately, without notice, at the option of Bank, (a) if said trustor or mortgagor shall mortgage or pledge the mortgaged premises for any other indebtedness or obligations or shall convey, assign or transfer the mortgaged premises by deed, installment sale contract or other instrument; (b) if the title to the mortgaged premises shall become vested in any other person or party in any manner whatsoever, or (c) if there is any disposition (through one or more transactions) of legal or beneficial title to a controlling interest of said trustor or mortgagor.

17.9 Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by Borrower with or in favor of Bank in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Borrower or any other guarantor of the Indebtedness, as applicable. Each reference herein to Borrower shall mean each and every Borrower party hereto, individually and collectively, jointly and severally.

17.10 This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other document, instrument and agreement entered into with or in favor of Bank in connection herewith and in connection with the Prior Agreement, to the extent not amended and restated hereby, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and, as applicable amends and restates in full the Prior Agreement and any other agreement, written or oral, with respect thereto. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Prior Agreement that are not amended and restated in connection with this Agreement.

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LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.

BORROWER:

Accepted and effective as of: March 8, 2006 at Bank’s Western Division Headquarters Office		CHORDIANT SOFTWARE, INC., a Delaware corporation

		By:	/s/ Peter Norman
COMERICA BANK,		Name:	Peter Norman
a Michigan banking corporation		Title:	Chief Financial Officer

By:	/s/ Benjamin Yu
Name:	Benjamin Yu
Title:	Vice President

Address for Bank Notices: 75 East Trimble Road San Jose, California 95131 Attn: Credit Manager Fax number: (408) 556-5091	Address for Borrower Notices: 20400 Stevens Creek Blvd. Suite 400 Cupertino, California 95014 Attention: George de Urioste Fax number: (408) 517-0270

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

PERMITTED INDEBTEDNESS SCHEDULE

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

PERMITTED INVESTMENTS SCHEDULE

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

PERMITTED LIENS SCHEDULE

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

EXHIBIT “A”

COLLATERAL DESCRIPTION ATTACHMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if and only if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of August 31, 2000, include the Intellectual Property but only to the extent necessary to permit perfection Bank’s security interest in the Rights to Payment and Bank shall have no right, title and interest in the Intellectual Property other than to perfect its security interest in the Rights to Payment.

Exhibit 10.1

EXHIBIT “B”

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.

DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name

FROM:	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:
Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:	Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only
PRINCIPAL INCREASE* (ADVAN	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status YES NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)     YES    NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

For Bank Use Only

CRA Purpose Code                  Risk Rate                  CRA Inc. $             Mat Date of Adv                  Mgmt Class

FED Call Code                  Autopay Info                  Coll Code                  Coll desc                  SIC                  Rate

Pymt Sched                  Other                  Test Key #                  Appv’d                  Appv’d                  Confirm

Entered By                  Printed (Initials)                  Bkg Office #                  Reviewed By

Exhibit 10.1

LOAN AND SECURITY AGREEMENT

(ACCOUNTS AND INVENTORY)

EXHIBIT “C”

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	CHORDIANT SOFTWARE, INC.

The undersigned authorized officer of CHORDIANT SOFTWARE, INC. hereby certifies that in accordance with the terms and conditions of the Second Amended Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Quarterly Financial Statements (10Q)	within 50 days of quarter-end		Yes	No
Annual (CPA Audited, 10K)	within 95 days of FYE		Yes	No
Annual intellectual property report	within 95 days of FYE		Yes	No

Financial Covenant	Required	Actual	Complies
Minimum Liquidity Ratio at all times	1.00:1.00	:1.00	Yes	No
Minimum Quick Ratio on a quarterly basis	2.00:1.00	:1.00	Yes	No

Comments Regarding Exceptions:	BANK USE ONLY
See Attached.
Received by:
Sincerely,	AUTHORIZED SIGNER
Date:
Verified:
SIGNATURE	AUTHORIZED SIGNER
Date:
TITLE
	Compliance Status	Yes	No
DATE

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

EXHIBIT “D”

Investment Policy Guidelines to be Attached

2